EXHIBIT 2.3

                        ASSET SALE AND PURCHASE AGREEMENT

      THIS AGREEMENT, is made and entered into this 30th day of September, 1999, by and between SITESTAR CORPORATION, a Nevada corporation, hereinafter called "Seller" or the "Company" and IFCO GROUP, a California partnership, hereinafter called "Purchaser."

      Purchaser hereby agrees to purchase and the Seller agrees to sell all of the assets presently used in the operation of the Company's business, including but not limited to the business name "HOLLAND AMERICAN INTERNATIONAL SPECIALTIES"; telephone number(s) and fax number(s); Seller's office furniture and equipment; all vehicles and operating equipment; telephone number (s); telephone equipment; computers and software; supplies; inventories; licenses; work in progress; and all other items used in the operation of the business in its present form, historic and present customer and vendor records and relationships; customer and vendor contracts and agreements, goodwill and all other assets used in the operation of the business known as HOLLAND AMERICAN INTERNATIONAL SPECIALTIES, located at 10343 E. Artesia Blvd., Bellflower, CA 90706 (a non-exclusive list of such assets is attached hereto as Exhibit "A" and by reference incorporated herein).

      Purchaser is to receive all of the business assets other than cash or cash equivalents, all as more fully described on Exhibit "B" which is attached hereto and by reference incorporated herein, and Purchaser is to assume no debts and /or liabilities of the Company.

1. PURCHASE PRICE The total purchase price of $900,000.00 is payable as follows:

        a.           $ 200,000.00     Amount   equivalent   for   the   cost  of
                                      Sitestar, Inc. with the "Public" status of Sitestar Corporation (f/k/a Interfoods
                                      Consolidated, Inc.).



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        b.            $654,000.00     The  Assumption  of all  trade,  short and
                                      long term liabilities as of July 31, 1999.

        c.             $46,000.00     Balance  of  purchase  price to be paid to
                                      Seller  pursuant  to terms  of  promissory
                                      note in said amount, in the form attached hereto as Exhibit "C" and by reference incorporated herein, payable in four (3) annual installments of $15,333.00 each plus accrued interest or more including interest at eight percent (8%) per annum, accruing from close of acquisition, until paid in full.

                      $900,000.00     Total Purchase Price.


2.   PURCHASE PRICE ADJUSTMENT/COMPENSATION AND BENEFITS.

     (a) PURCHASE PRICE ADJUSTMENT. The purchase price of Nine Hundred Thousand and /100 Dollars ($900,000.00) described above is based upon the company's aggregate assets (current assets plus fixed assets, plus inventory less prepaid taxes, less all cash and cash equivalents) at closing being not less than the company's aggregate assets on the balance sheet dated September 30, 1999, a copy of which is attached hereto as Exhibit "B" and by reference incorporated herein. In the event the current aggregate assets at the closing are different than as stated on the September 30, 1999 balance sheet, the purchase price shall be subject to adjustment accordingly.

     (b) EMPLOYEE BENEFITS. Seller and Purchaser have further agreed that the Seller will assume 100% responsibility for all obligations to all personnel of the business for all matters related to accrued vacation and sick leave incurred by the business prior to the date of closing. Attached hereto as Exhibit "H", Purchaser and Seller have agreed to the amounts to which Seller is obligated to employees and this amount will be paid to the employees by Seller prior to the Date of Closing (outside of escrow) , or will be given as a credit to Purchaser and debit Seller, whereupon Purchaser shall assume all such obligations to said employees.

3. SECURITY. All of the Purchaser's obligations under this Agreement including the Promissory Note and the Non-Compete Agreement shall be secured by two
     (2) Security Agreements in form attached hereto as Exhibits "D" and "E" and by reference incorporated herein, covering the assets being purchased as a part of this transaction, including its leasehold interest, approximate $500,000.00 inventory, of Holland American International Specialties, Inc. and corporate guarantees of Purchaser. If Purchaser is in material breach of any of the terms, conditions covenants or obligations to be performed under any of said instruments or under the underlying Lease, Seller shall provide written notice to Purchaser, and Purchaser shall have thirty (30) days from the date of such written notice to cure the material breach. If,

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     at the  expiration  of such thirty (30) day period the material  breach has not been cured, Purchaser shall be in default of such terms, conditions, covenants or obligations. In the event that Purchaser is in default of any of the terms, conditions, covenants or obligations to be performed under any of said instruments or under the underlying lease, said default shall constitute a default under all of said instruments. In such event Seller is authorized, at its sole option, to exercise any and all remedies available to it at law or at equity, as well as by the terms of any or all of said instruments or the Lease.

4. INVENTORY All inventory used in this business is to be transferred to Purchaser at close of escrow, see Exhibit "L".

5. AGREEMENT NOT TO COMPETE. Seller and Selling Shareholders, individually, agree that they will not engage, either directly or indirectly, in any business whose products or activities compete in whole or in part with the products or activities of Purchaser within the states of Washington and/or Oregon for a period of three (3) years after cessation of the Selling Shareholder's employment with the Purchaser all as more fully described in the Non-Compete Agreement attached hereto as Exhibit "F" and by reference incorporated herein.

6. TRAINING, TRANSITION AND CONSULTING. Transition training services shall be provided over a period of three (3) months from the Date of Closing of the transaction at no cost to Purchaser.

     After expiration of the transition training by Seller, if so desired by both parties, then Seller and Purchaser may enter into a longer term possible employment contract under such terms as the parties may mutually agree.

7. SELLER AND SELLING SHAREHOLDERS REPRESENTATIONS AND WARRANTIES. Seller and Selling Shareholders hereby represent and warrant to Purchaser as follows:

          (a) Organization. That Seller is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing.

          (b) Authorization. That the execution, delivery, and performance of this Agreement by Seller has been duly and effectively authorized by Seller's Board of Directors and Shareholders.

          (c) Binding Obligation. That the officer Of Seller executing this Agreement on its behalf is duly authorized to do so and to deliver the same on behalf of Seller, and that this Agreement constitutes a valid and binding obligation of Seller and Selling Shareholders in accordance with its terms.

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          (d) Business  operations.  That Seller has not materially  altered the conduct of its business, and has not taken any action; made any sales, loans, or liquidation outside the ordinary course of business; altered any business or accounting practices; changed business hours; or entered into any unusual transactions that are likely to have any adverse affect on the value of the business from the time of the mutually agreed upon letter of intent up through the date of closing.

          (e) Title. That Seller is the true and lawful owner of all of the assets and inventory of the business, including, without limitation, those listed on Exhibit "A," free and clear of all title defects, security interests, claims, liens or encumbrances and that such assets and inventory are not subject to any agreement for their sale to or use by any third party.

          (f) Condition. At Closing, to Seller's and Selling Shareholders' actual knowledge, the leased premises, equipment and other tangible assets of Seller are in good operating condition and repair. subject to ordinary wear and tear, are adequate for the uses to which they are being put, and to the best of Seller's and Selling Shareholders' knowledge are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

          (g) Supplies and Sample Materials. Prior to Closing, Purchaser will review and agree in writing with Seller as to quantities of supplies and materials that are transferred.

          (h) Taxes. Seller shall pay and shall hold Purchaser harmless from all taxes due to any governmental body from activities prior to Closing. Seller has in a timely manner filed all federal, state and local tax returns relating to the assets or the business, including, but not limited to, those taxes with respect to income, property, worker's compensation, Medicaid and unemployment, and has paid all taxes, penalties and interest on said returns or arising therefrom.

          (i) Compensation and Benefits. Attached hereto as Exhibit "H" is an accurate list and description of all employee compensation rates, accrued vacation time, sick leave and retirement benefits, bonus, profit sharing, retirement, stock purchase, stock option, insurance, hospitalization, or other benefit plans or programs for Seller's employees in the business, and a statement of their obligations under such programs.

          (j) Labor. Seller is not a party to any labor agreement with any labor organization. Seller has experienced no attempt by organized labor to conform to labor demands in any manner. To its best knowledge, Seller is in compliance with all applicable laws respecting employment and is not engaged in any unfair labor practice.

          (k) Default. Seller is not in default under any contract for work or services to be performed. There has been no unresolved claim for negligence or breach of warranty or breach of contract arising out of services delivered or installed, or services rendered by the business.

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          (l)  Litigation.  There  is  no  pending  or  anticipated  litigation,
          proceeding,   investigation,   controversy,   judgment,  order,  writ,
          injunction   or  decree  which  would   jeopardize   the  business  or
          Purchaser's title to the assets being sold.

          (m) Compliance With Law and Other Instruments. Seller holds, and has at all times held, all material licenses, permits and authorizations necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental agencies having jurisdiction over it or over any part of its operations or the Assets, and Seller knows of no violations thereof. The execution and delivery of this Agreement and the compliance with the provisions hereof by Seller will not conflict with or result in any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of a lien, charge or encumbrance upon any of the assets or outstanding capital stock of Seller pursuant to any charter documents, indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which it is bound.

          (n) Environmental. Seller has not: caused or permitted its business to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any "hazardous substances" or other toxic substances, except in compliance with all applicable federal, state and local laws or regulations.

          (o) Material Misstatements or Omissions. No representations or warranties by Seller or Selling Shareholders in this Agreement nor any document, statement, certificate or schedule provided by seller or Selling Shareholders, contains any untrue statement of a material fact. Seller and Selling Shareholders have not withheld knowledge of any material event, condition or fact which they know or have reasonable grounds to believe may affect Seller's business.

          (p) Sufficiency of the Assets. The assets sold pursuant to this Agreement include all assets necessary to the operation of the business. Said assets are sufficient to carry on the business as carried on by Seller prior to Closing.

          (q) Terminability Of Employees. The employment of all employees of Seller is terminable at will. Seller will terminate the employment of all employees as of the Closing Date. Purchaser may, but is not required to, employ one or more said employees following Closing on terms to be determined by Purchaser and said employee(s).

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          (r)  No  Violations.  Neither  this  Agreement  nor  the  transactions contemplated herein shall cause seller to be in violation of any order, decree or law, or in violation of any contract or other document by which Seller is or may be bound.

          (s) Vendors & Suppliers. At closing, to Seller's and Selling Shareholders, actual knowledge, no notice has been received from any current vendors stating their intentions to cease selling products to Seller on substantially the same terms and conditions as said products have been sold in the past.

          (t) Current Customers. At closing, to Seller's and Selling Shareholders, actual knowledge, no notice has been received from any current customer who accounts for more than 5% of the prior twelve
          (12) months revenue of the Seller that said customer no longer intends to purchase products from Seller on substantially the same terms and conditions as said customer has purchased products in the past; provided however these warranties and representation do not pertain to customers whose business is obtained via public bids.

8. PURCHASER REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

          (a) That Purchaser is a corporation duly organized and validly existing under the laws of the State of California.

          (b) That the execution, delivery, and performance of this Agreement by Purchaser has been duly and effectively authorized by Purchaser's Board of Directors.

          (c) That the officer of Purchaser executing this Agreement on its behalf is duly authorized to do so and to deliver the same on behalf of Purchaser, and that this Agreement constitutes a valid and binding obligation of Purchaser in accordance with its terms.

          (d) The Purchaser has had full opportunity to review any and all financial information from Seller, including financial statements, tax returns, income and expense information, and all other information related to the business that Purchaser deems important in evaluating this business.

          (e) Financial statements and any other financial records which Purchaser has provided to Seller are true and correct in every respect as of the dates thereof; and that there have been no material changes in Seller's financial position since the dates thereof.

9. SURVIVAL 0F REPRESENTATIONS AND WARRANTIES. Seller's and Purchaser's representations and shall survive the closing of this transaction.

10. AGENCY DISCLOSURE. At the signing of this Agreement the selling/listing agent and Acquisition Services Group, Inc. represented Seller. Each party signing this document confirms that prior oral and/or written disclosure of agency was provided to him/her in this transaction.

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11.  LIABILITIES.  Purchaser  assumed only those  liabilities that are expressly set forth in the agreements between the parties. Seller warrants that at Closing it will give a good, clear and marketable title to business or business assets being sold; and that it has disclosed all known liabilities of any kind to the Purchaser regardless of whether such liabilities affect title to the assets and expressly agrees to hold Purchaser free and harmless from any such liabilities. Seller agrees to furnish to Purchaser a copy of a Uniform Commercial Code 11R showing no encumbrances except for those mentioned above.

12. ATTORNEY'S FEES - Purchaser and Seller agree that in the event of any litigation, between any of the parties, arising out of the transaction (whether closed or not), is instituted, the prevailing party or parties shall be entitled to recover from the other(s) their reasonable attorney's fees and reasonable costs incurred (whether or not statutory).


13. PRO-RATIONS. The sales (use) tax on furniture and equipment shall be paid by the Purchaser at settlement through escrow and personal property taxes, other taxes, and similar expenses shall he prorated as of the date of transfer of ownership.

14. SEVERABILITY. Each paragraph, section and/or provision of this agreement shall be considered severable, and if, for any reason, any paragraph, section and/or provision herein is determined to be invalid and contrary to any existing or future law or regulation, such shall not impair the operation of or affect the remaining paragraphs, sections and/or provisions of this agreement.

15.  GENERAL PROVISIONS.

AS TO PURCHASER: By signing this agreement, Purchaser hereby acknowledges that Purchaser is relying solely on Purchaser's own inspection of the business and its assets and representations of seller with regard to the prior operating history of the business and all other material facts relating to Purchaser's decision to purchase.

     AS TO SELLER: Seller acknowledges no representations were made concerning the credit-worthiness or ability of Purchaser to complete this transaction and relies solely on Purchaser's representations.

16.  ALLOCATION OF VALUES SHALL BE:

          Vehicles:                          $_________
          Machinery & Equipment:             $_________
          Non-Competition Agreement:         $_________
          Goodwill:                          $_________
          Net Other Assets Transferred:      $_________
                                             ----------

                              TOTAL:    $900,000.00

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17.  DATE OF CLOSING.  The Date of Closing of this transaction  shall be defined as September 30, 1999. Purchaser is entitled to possession on October 1, 1999 at 12:01 a.m. At closing, Purchaser shall deposit all funds required to close this along with all executed original documents required by Seller to close this transaction.

18. ASSET SALE AND INDEMNIFICATIONS. This is a purchase of certain specified assets and the assumption of certain specified liabilities of seller, as set forth elsewhere in this document and attached Exhibits.

          (a) Seller and Selling Shareholders agree to indemnify and hold Purchaser harmless with respect to any and all obligations and claims arising from the operation of the business, including but not limited to taxes due (except as assumed), wages payable, and accounts payable (except as assumed), which indebtedness or claims arose or were incurred prior to the date of possession by Purchaser. In the event Purchaser is required to satisfy any obligation or claim arising from Seller's operation of the business, Purchaser may deduct said amount from the next installment(s) after a minimum fifteen (15) day notice to Seller and-Seller shall thereafter have a period of thirty (30) days (or such greater time as may be mutually agreed to by the parties) to settle, compromise or otherwise resolve said claim. Provided, however, Purchaser's right of offset shall be cumulative and not an exclusive remedy for any such default and Purchaser shall have any and all legal and equitable remedies available to it in addition to such right of offset. It is further agreed that said right of offset shall cover claims for a period of one (1) year following the close of escrow.

          (b) Purchaser agrees to indemnify and hold Seller harmless with respect to any loss, liability, cost, expense, or claim arising out of Purchaser's operation of the business after the date of possession by Purchaser.

19. PREMISES LEASE. Purchaser acknowledges receipt of a valid Lease Agreement from the landlord for the premises occupied by the business prior to the Date of Closing, which Lease Agreement is a condition of closing.

20. EQUIPMENT LEASES. There are no leased items of personal property subject to leases with Seller.

21. NOTICES. Any notice, request, or other document to be given under this Agreement after the date hereof by any party to any other, shall be in writing and shall be sent by hand delivery, or by mail, postage prepaid, return receipt requested. The effective date of mailed notice shall be deemed to be three (3) calendar days following mailing.

          PURCHASER:         IFCO Group
                             c/o Frederick Manlunas
                             10343 E. Artesia Blvd.
                             Bellflower, CA 90706

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          SELLER:            Sitestar Corporation
                             C/O Clinton J. Sallee
                             16133 Ventura Blvd., Suite 635
                             Encino, CA 91436

25. WAIVERS/EXTENSION. The parties may, by written instrument, extend the time for the performance for any of the obligations or other act of any other party and (a) waive any inaccuracy of such other party in any representation or warranties contained herein or in any document delivered pursuant to this Agreement; (b) waive compliance with any of the covenants of such other parties' performance of any of the obligation set out in this Agreement. Any waiver or extension hereunder shall not constitute a waiver or extension of any other provision of this Agreement.

26. SUCCESSORS/ASSIGNS. This Agreement shall be binding on the parties, their successors, assigns and subsidiaries.

27. REMEDIES IN EQUITY. The parties agree that damages at law may be an inadequate remedy for breach or threatened breach of the terms of this Agreement and agree that the respective rights and obligations hereunder shall be enforceable, pending ultimate resolution of any dispute by arbitration or appeals therefrom, by specific enforcement, injunction, or other equitable remedy, as well as at law.

28. PERIODIC FINANCIAL STATEMENTS. Purchaser hereby agrees to provide accurate and timely financial statements on a quarterly basis to Seller throughout the term of this Agreement so long as there is a balance due and owing to Seller under the Promissory Note, the Non-Compete Agreements and/or the Employment Agreement (if any), and anticipating breach provisions will be included.

29. WORK IN PROCESS. Work in Progress will be memorialized by schedules supplied as of the closing of business on October 30, 1999, and attached as Exhibit "K".

30. ENTIRE AGREEMENT. This Agreement together with its exhibits and attachments contains the entire agreement between the Seller and Purchaser, and supersedes or cancels any prior agreements, understandings or inducements relating to the transaction provided for herein.

31. TRANSFER DOCUMENTS. At closing, Seller shall execute and deliver to Purchaser a Bill Of Sale in the form attached hereto as Exhibit "G".

32. COOPERATION AND ADJUSTMENTS. The parties agree to take all steps, and to execute all documents, whether before, at or after Closing, reasonably necessary or advisable to carry out this Agreement and the transactions described herein. The parties recognize that there may be some overlooked or unclear. technicalities that need to be cleared up after Closing, and they shall attempt to resolve those by mutual agreement.

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33.  CROSS-DEFAULT. Since the obligations of the parties are interdependent, the parties intend for such obligations to be cross-secured. Therefore, a default by a party under this Agreement, the Lease Agreement or any of the agreements referenced herein, subject to the provisions of paragraph 3 above, shall be a default under the others as well, at the option of the non-defaulting party-

34. ARBITRATION. All disputes relating to this Agreement and/or the relationship of the parties hereunder shall be settled and finally determined by arbitration in Vancouver under the American Arbitration Association (AAA) Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof. There shall be one arbitrator, who shall be an attorney with at least 15 years commercial law experience, selected by the parties as follows: each party shall submit a list of three proposed arbitrators within ten (10) days of the arbitration demand, and if the parties do not select an arbitrator within five (5) days, then within three
     (3) days one impartial arbitrator shall be appointed by the Presiding Judge. California law shall apply and arbitrator may award attorneys fee. The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties, and may be entered in any court having jurisdiction thereof.

     SIGNED and DATED this 30th day of September, 1999.

     SELLER:                                  PURCHASER:

     Sitestar Corporation                     IFCO Group

          /s/ Clinton J. Sallee                   /s/ Frederick Manlunas
     By: _____________________                By: __________________________
     Clinton J. Sallee, President and CEO     Frederick Manlunas, President








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